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[ADVEST LOGO]


                           THE ADVEST GROUP, INC.
                           90 State House Square
                          Hartford, Connecticut 06103

                             December 22, 1999

                 Notice of Annual Meeting and Proxy Statement

The Annual Meeting of Stockholders of The Advest Group, Inc. will be held Thursday, January 27, 2000 at 10:30 a.m. at The Court Room of the Old State House, 800 Main Street, Hartford, Connecticut 06103, for the following purposes:

         1.   To elect four directors;

         2.   To adopt the 1999 Stock Option Plan;

         3.   To adopt the 2000 Non-Employee Director Stock Option Plan;

         4. To vote on the stockholder proposal described in the attached Proxy Statement, if the proposal is presented at the meeting; and

         5. To transact such other business as may properly come before the meeting or any adjournment.

Record holders of Common Stock as of the close of business on December 10, 1999 are entitled to receive notice of and vote at the meeting or any adjournment.

Whether or not you plan to attend, please sign and date the enclosed proxy and return it promptly in the envelope provided. If you are present at the meeting and would prefer to vote in person rather than by proxy, you would, of course, have that privilege.

                             By Order of the Board of Directors

                             /s/ Lee G. Kuckro

                             Lee G. Kuckro
                             Secretary


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[ADVEST LOGO]

                              Proxy Statement

This Proxy Statement is being furnished on or about December 22, 1999 in connection with the solicitation of proxies by the Board of Directors of The Advest Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held Thursday, January 27, 2000. Stockholders of record at the close of business on December 10, 1999 are entitled to notice of and to vote at the meeting. On that record date, 8,929,124 shares of the Company's Common Stock were outstanding and entitled to vote.

Properly signed proxies will be voted in accordance with the stockholder's directions. Where specific choices are not indicated, proxies will be voted for proposals 1, 2 and 3 and against proposal 4. If a proxy or a ballot indicates that a stockholder or nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, and those shares will not be reflected in the final tally of the votes cast with regard to that proposal. Those shares will be counted as in attendance at the meeting for purposes of determining a quorum. Any proxy may be revoked at any time before it is voted by delivery of written notice to the Secretary of the Company, by a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. A plurality of the votes cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office (proposal 1). An affirmative majority of the votes cast at the meeting in person or by proxy is required for approval of proposals 2 and 3, and the stockholder proposal 4. Each share is entitled to one vote.

All costs of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, mail and personal interview. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in connection therewith.

Shares owned through the Company's Dividend Reinvestment Plan on the record date are included in the share ownership figures presented on the enclosed proxy card. Fractional shares held in the plan have no voting rights.

                               PROPOSAL 1.
                         ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for a Board of Directors divided into three classes whose terms expire at different times. The Board of Directors has fixed the number of directors at nine and has selected four nominees for election at the Annual Meeting. The nominees are Sanford Cloud, Jr., Grant W. Kurtz, Barbara L. Pearce, and Allen Weintraub. Each nominee is currently serving as a director and have been nominated for election to an
additional three-year term expiring in 2003.   Information regarding the four
nominees and the five continuing directors whose terms expire in 2001 or 2002 is set forth below.

The accompanying proxy will be voted for the election of the Board's nominees, unless contrary instructions are given. If any Board nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote for the remaining Board nominees and, unless the number of directors is reduced by the Board, for such other person as the Board may designate. All nominees have indicated that they are willing and able to serve as directors if elected.

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          Nominees for Election to the Board for Three-Year Terms
           Expiring at the 2003 Annual Meeting of Stockholders

Sanford Cloud, Jr.                               Director since 1995

Mr. Cloud, age 55, has been President and Chief Executive Officer of the National Conference for Community and Justice since April 1994. Prior to that, he was an attorney in private practice (from 1993 to 1994) and Vice President, Corporate Public Involvement for Aetna Life and Casualty Company and Executive Director of the Aetna Foundation (from 1986 to 1992). Mr. Cloud is a Director of Tenet Healthcare Corp. and Yankee Energy Systems, Inc. and is Chairman of the Board of the Children's Fund of Connecticut.

Grant W. Kurtz                                   Director since 1989

Mr. Kurtz, age 57, has served as Chief Executive Officer of the Company and Advest, Inc. since April 1999. Mr. Kurtz joined the Company in 1985 and became Senior Executive Vice President of the Company and Advest, Inc. in 1988. In October 1990, Mr. Kurtz became President of Advest, Inc. and in March 1995 he became President of the Company. Mr. Kurtz is a member of the Board of Directors of The Securities Industry Association, The Connecticut Council on Economic Education, The Boys & Girls Clubs of Hartford Inc., The Connecticut Business and Industry Association and The Connecticut Rivers Council of Boy Scouts of America.

Barbara L. Pearce                                 Director since 1996

Ms. Pearce, age 45, has been President of H. Pearce Real Estate Company, a full-service real estate firm located in New Haven, Connecticut, since 1986. Ms. Pearce is Chair of the Board of Long Wharf Theatre, Chair of the Greater New Haven Regional Leadership Council, and a Director of the International Festival of Arts & Ideas and the Yankee Chapter of the Young Presidents Organization.

Allen Weintraub                                    Director since 1977

Mr. Weintraub, age 64, is Chairman of the Board of the Company and served as its Chief Executive Officer until stepping down in April 1999. Mr. Weintraub joined a predecessor company in 1955 and became President of the Company in 1989, Chief Executive Officer in 1990 and Chairman of the Board in December 1993. He is a Director of Phoenix Real Estate Securities, Inc. and Advest Bank and Trust Company.

                Members of the Board Continuing in Office
         Terms Expire at the 2001 Annual Meeting of Stockholders

Ronald E. Compton                                  Director since 1998

Mr. Compton, age 66, is retired Chairman of Aetna Inc., retiring from that company in March 1998. After joining Aetna in 1954, Mr. Compton held various positions of increasing responsibility. He served as President from July 1988 to March 1997 and from May 1997 to July 1997. He was appointed Chairman, President and Chief Executive Officer of Aetna in March 1992 and held the Chief Executive Officer position until July 1997. Mr. Compton serves as Chairman of The Bushnell and as Corporator of Hartford Hospital.

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William B. Ellis                                     Director since 1996

Mr. Ellis, age 59, is a Senior Fellow at Yale University School of Forestry and Environmental Studies. Prior to August 1995 he served as Chairman of the Board of Northeast Utilities and prior to 1993 he served as Chief Executive Officer of that corporation. Mr. Ellis is a Director of Catalytica Combustion Systems, Inc., HSB Group, Inc., Massachusetts Mutual Life Insurance Company and the Greater Hartford Chamber of Commerce. He also serves on the Board of the National Museum of Natural History of the Smithsonian Institution, the Conservation Science Advisory Board of The Nature Conservancy, and the Board of the Pew Center on Global Climate Change, and is Chairman of the Board of the HIV Action Initiative.

Marne Obernauer, Jr.                                 Director since 1998

Mr. Obernauer, age 56, is Vice Chairman of Applied Graphics Technologies, Inc. ("AGT"). Mr. Obernauer served as Chairman and Chief Executive Officer of Devon Group, Inc. from 1983 until the merger of Devon Group, Inc. with AGT in May 1998. He is also Chairman of Beverage Distributors Corp., a Founding Member and Vice Chairman of the American Business Conference, Inc. and a Director of the Committee For A Responsible Federal Budget. He also serves on the Board of Governors of the Association of Yale Alumni, as a Director of The Associates of The Harvard Business School and as a Trustee of Trinity School.

                Members of the Board Continuing in Office
             Expiring at the 2002 Annual Meeting of Stockholders

Richard G. Dooley                                     Director since 1983

Mr. Dooley, age 70, served as Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company from 1978 through his retirement in 1993. He continues to act as consultant to that company. Mr. Dooley is a Director of HSB Group, Inc., Jefferies Group, Inc., Kimco Realty Corp., and certain Massachusetts Mutual-sponsored investment companies.

Robert W. Fiondella                                   Director since 1984

Mr. Fiondella, age 57, joined the then Phoenix Mutual Life Insurance Company in 1969. He served as General Counsel to Phoenix Mutual until his appointment as Executive Vice President of that corporation in 1983. He is currently the Chairman, President and Chief Executive Officer of Phoenix Home Life Mutual Life Insurance Company and is a Director of Barnes Group, Inc., PXRE, and Phoenix Duff & Phelps Corporation. Mr. Fiondella served on the Board from 1984 to 1992 and from 1995 to the present.

                     Committees of the Board of Directors

The Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee and a Human Resources Committee.

The Executive Committee, which consists of Messrs. Weintraub (Chairman), Dooley, Fiondella and Kurtz, has authority to act on behalf of the Board of Directors between the meetings of the Board except with respect to fundamental changes and certain other major matters.

The Audit Committee, which consists of Messrs. Cloud (Chairman), Compton, Dooley, Ellis and Obernauer and Ms. Pearce, is primarily responsible for reviewing the scope of the audits conducted by the Company's independent accountants, analyzing the reports and recommendations of the accountants, and reviewing various internal audit reports.

The Nominating Committee, which consists of Messrs. Fiondella (Chairman), Dooley, Ellis and Weintraub, is responsible for nominating the slate of directors to be recommended for election to the Company's Board of Directors at the Annual Stockholders' Meeting. The Nominating Committee will consider recommendations for director nominations from shareholders for the annual meeting in the year 2001. Shareholders wishing to propose nominees for

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consideration should write to Lee G. Kuckro, Secretary, at the principal executive office of the Company. In addition, shareholders who wish to nominate candidates for election to the Board may do so by complying with the nomination requirements of the Company's By-laws. Information concerning these requirements may be obtained by writing the Company's Secretary.

The Human Resources Committee, which consists of Messrs. Dooley (Chairman), Cloud, Compton, Ellis and Obernauer and Ms. Pearce, determines the compensation of senior management, subject to the authority reserved to the Board of Directors. The Committee also administers the Company's incentive bonus plans and stock option plans.

During the fiscal year ended September 30, 1999, the Board of Directors met eight times, the Executive Committee did not meet, the Audit Committee met four times, the Nominating Committee met once and the Human Resources Committee met five times. Each continuing director other than Messrs. Fiondella and Obernauer attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served.

                  Compensation of Non-employee Directors

Non-employee directors receive an annual retainer of $10,000, a fee of $2,000 for each meeting of the Board attended and a fee of $750 for each committee meeting or informational meeting attended. Non-employee committee chairmen receive an additional $500 for each meeting of that committee which they attend. Under the Non-Employee Director Equity Plan, a portion of the annual retainer and per meeting fee of each non-employee director (but not less than 50% of the annual retainer for any director) is deferred and, at the conclusion of the applicable deferral period, is paid in shares of Company common stock. The number of shares paid is based on market value at the time of deferral. Shares will be delivered to the directors after a five-year period or earlier under specified circumstances. Under the 1994 Non-Employee Director Stock Option Plan, through January 1999 each non-employee director annually received an option to purchase 2,500 shares of Common Stock. If Proposal 3 is approved by stockholders, annual grants will continue under the 2000 Non-Employee Director Stock Option Plan.

        Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on review of copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended September 30, 1999 all such reporting requirements were complied with in a timely manner, except that Mr. Giesea filed a late Form 3 report.

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                OWNERSHIP OF THE COMPANY'S COMMON STOCK

              Ownership by Directors and Executive Officers

The following table sets forth the beneficial ownership of the Company's Common Stock as of December 1, 1999 by each director and nominee, by each executive officer named in the Summary Compensation Table, and by all directors, nominees and executive officers as a group. All individuals named in the table have sole voting and investment power over the shares reported as owned, except as otherwise noted.

                                   Number          Percentage
          Name                   of Shares(1)        of Class

     George A. Boujoukos           91,451 (2)         1.01%
     Harry H. Branning             42,392 (2)            *
     Sanford Cloud, Jr.             5,143                *
     Ronald E. Compton              1,378                *
     Richard G. Dooley             15,248                *
     William B. Ellis               3,933                *
     Robert W. Fiondella           13,179                *
     John C. Giesea                31,206                *
     Grant W. Kurtz               145,462 (2)(3)      1.60%
     Martin M. Lilienthal          67,095 (2)            *
     Marne Obernauer, Jr.           1,378                *
     Barbara L. Pearce              3,898                *
     Allen Weintraub              206,297 (2)         2.26%

     All directors, nominees
       and executive officers
       as a group (15 persons)    729,581 (2)(3)      8.07%


__________
* Less than one percent

(1) As used in this Proxy Statement, "beneficial ownership" means sole or shared power to vote and/or sole or shared investment power with respect to shares of Common Stock, or the right to acquire such power within 60 days. Individual totals include the following restricted shares held under Advest equity plans: Boujoukos (14,730); Branning (13,196); Cloud (1,100); Compton
(378); Dooley (1,100); Ellis (1,100); Fiondella (3,846); Giesea (25,878); Kurtz
(33,319); Lilienthal (11,984); Obernauer (378); Pearce (2,478); Weintraub (22,934); all directors, nominees and executive officers as a group (153,356). Restricted shares held under the Non-Employee Director Equity Plan represent an unfunded book reserve. Individual totals also include the following shares subject to options exercisable within 60 days of 12/1/99: Boujoukos (11,500); Branning (11,333); Cloud (2,833); Dooley (3,333); Ellis (1,833); Fiondella (3,333); Giesea (1,666); Kurtz (29,383); Lilienthal (16,500); Pearce (833);
Weintraub (58,000); all directors, nominees and executive officers as a group (173,547).

(2)   Includes the following shares held in Advest Thrift Plan ESOP and 401(k)
Accounts: Boujoukos (4,726); Branning (2,801); Giesea (3,662); Kurtz (668); Lilienthal (3,311); Weintraub (4,726); all directors, nominees and executive officers as a group (28,779).

(3) Includes the following shares owned by members of such persons' immediate families residing in the same household: Kurtz (4,000); all directors, nominees and executive officers as a group (4,000). Beneficial ownership of certain of these shares may be disclaimed.

                                  5
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                   Ownership by Certain Other Persons

The following table sets forth information regarding all persons known to the Company to be the beneficial owner of more than five percent of the Common Stock of the Company as of December 1, 1999.

                                         Number           Percentage
        Name and Address                of Shares          of Class

        Mr. Peter R. Kellogg
        c/o Spear, Leeds & Kellogg
        120 Broadway
        New York, NY 10271             1,564,500 (1)         17.53%

        The Advest Thrift Plan
        Advest, Inc., as Fiduciary
        90 State House Square
        Hartford, CT 06103               590,132 (2)          6.61%
__________

(1) Such information as to beneficial ownership is derived from a Report on Form 4 for the month of November 1993 filed by Mr. Kellogg. In that Form 4, Mr. Kellogg reported direct beneficial ownership of 500,000 shares. In addition, Mr. Kellogg reported indirect beneficial ownership as follows: 910,000 shares held by a corporation of which Mr. Kellogg is the sole holder of voting stock; 100,000 shares held by Mr. Kellogg's spouse; 20,000 shares held by a non-profit corporation of which Mr. Kellogg is a trustee; and 34,500 shares held by a firm of which Mr. Kellogg is a senior Managing Director. Mr. Kellogg disclaimed beneficial ownership of such indirect holdings. Mr. Kellogg has advised the Company that, pursuant to an arrangement with the Office of Thrift Supervision, at the Annual Meeting all of these shares will be voted in proportion to the votes cast by all other shareholders.

(2) Represents shares held by the Advest Thrift Plan (the "ATP") in participant ESOP accounts (444,089 shares) and 401(k) accounts (146,043). Advest, Inc. is trustee for the ATP. Participants may direct the voting of shares in their ATP ESOP and 401(k) accounts, and may buy or sell shares in their 401(k) accounts. Continuing employees may dispose of shares in ESOP accounts only through a diversification election available when they are age 55 and have participated in the ESOP for at least 10 years .

                           EXECUTIVE COMPENSATION

                    Report of the Human Resources Committee

The Human Resources Committee of the Board of Directors (the "Committee") determines the compensation of the Chief Executive Officer and other executive officers named in the Summary Compensation Table set forth below. The Committee also has responsibility for the Company's incentive bonus plans and equity and stock option plans. The Company's compensation philosophies and determinations are based on the policies described in this report and on industry-specific compensation data collected and analyzed with the assistance of a compensation consulting firm.

The Company's compensation practices, which relate to all officers including the Chief Executive Officer, are designed to attract, retain, and reward senior executives who contribute to the long- and short-term success of the Company's business. One of the tools used by the Committee to design a competitive program was a review of compensation packages offered by a group of regional brokerage firms which are substantially the same firms as those used in constructing the share performance chart.

The Company's present executive compensation arrangement consists of base salary, a Management Incentive Plan providing formula-based incentive compensation, a Key Professionals Equity Plan mandating that a portion of that incentive compensation be invested in Company stock, the Advest Equity Plan allowing the discretionary purchase of additional shares of Company stock, and stock option grants. Senior executives may also be eligible for retirement compensation under the Company's Executive Post-Employment Income Plan.

It is customary in the industry for a substantial majority of total compensation to be provided to executives through bonus payments and stock vehicles. The Committee's compensation philosophy is consistent with this

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industry norm. The Committee focuses on the compensation program in its entirety considering together all components. During fiscal 1999, the Committee altered the peer companies used for compensation comparison to be consistent with the peer group presented in the Share Performance Chart. Additionally, the compensation philosophy was modified to provide greater differentiation among executives.

During fiscal 1999, the base salary for the new Chief Executive Officer was brought to competitive levels. Additionally, base salaries of several other key executives were increased over fiscal 1998 levels. These increases reflected inflationary adjustments, changes in job responsibility, changes in prevailing base compensation within the Company's industry, and recognition of strong performance. Consistent with the belief that a significant portion of management's compensation should be tied to financial performance, variable compensation through bonuses and stock vehicles continues to comprise the majority of executive compensation.

The Management Incentive Plan for fiscal 1999 provided for incentive compensation for executive officers based upon the Company's pretax net income over specified thresholds and individual performance. The threshold levels established for fiscal 1999 exceeded those for the prior fiscal year, reflecting the Committee's view that continued enhancement of profitability is very important and should be rewarded. In addition, the formula for determining incentive compensation to be paid to individuals was modified from prior years to give increased emphasis to individual performance and achievement of specified goals. Pretax net income during fiscal 1999 did surpass the threshold levels and, based on the plan formula and on individual performance, amounts were paid to the Chief Executive Officer and other executive officers as shown in the accompanying table. However, because pretax net income during fiscal 1999 fell short of 1998 levels, incentive compensation for fiscal 1999 was significantly below levels for the prior year. A portion of the amount calculated under the Management Incentive Plan formula was also used to reward significant contributors to the Company's performance other than senior management.

Under the Key Professional Equity Plan a portion of incentive compensation over $100,000 received by certain executive officers was invested in restricted shares of the Company's stock on a mandatory basis. Officers older than 61 or holding more than $2 million in Company stock may decline participation and officers under certain employment agreements may be excluded from participation. The percentage of compensation over the $100,000 threshold invested under this plan by the participating named executive officers for fiscal 1999 varied from 20% to 25% on a marginal basis. Investments under this plan were made at 80% of current market value and the shares acquired are subject to restrictions and possible forfeiture for 36 months after acquisition.

During fiscal 1999, option grants were made to the Chief Executive Officer and other top executive officers to provide long term incentives. Larger option grants were provided to several key executives consistent with the revised compensation philosophy. Executives were also given the opportunity to acquire restricted stock in the Advest Executive Equity Plan. These option grants and restricted stock investments further support the Company's and Committee's objective of encouraging greater equity ownership by executive officers and linking a significant portion of management's compensation to increasing shareholder value.

          Richard G. Dooley, Chairman       Sanford Cloud, Jr.
          Ronald E. Compton                 William B. Ellis
          Marne Obernauer, Jr.              Barbara L. Pearce

                         Summary Compensation Table

The following table sets forth all compensation earned by or paid or awarded to the former and current Chief Executive Officer and the next four most highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown. No information is presented for years prior to the year in which the individual became an executive officer of the Company.

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                                Annual             Long Term
                             Compensation        Compensation
                                             Restricted               All
                                                  Stock  Securities   Other
Name and Principal  Fiscal                       Awards  underlying Compens-
Position             Year  Salary(1)   Bonus      ($)(2)   Options   ation(3)

Allen Weintraub(4)   1999  $264,898  $236,535        $0     1,391    $7,200
   Chairman of the   1998   345,000   785,000         0       398     7,550
   Board and,        1997   300,000   625,000         0     1,734     6,750
   through April 1,
   1999, Chief
   Executive Officer

Grant W. Kurtz(5)(6) 1999   257,500   330,669    79,440    26,200     7,200
   President and     1998   240,000   455,000   131,250     1,878     7,550
   Chief Executive   1997   215,000   450,000         0     2,823     6,750
   Officer

Harry H. Branning
   (5)(7)(8)         1999   220,000   303,669    44,918    17,698     7,200
   Senior Executive  1998   220,000   317,015    77,922               7,550
   Vice President    1997   220,000   255,900         0     2,862     6,753
   and Director
   Private Client Group
   of Advest, Inc.

John C. Giesea
   (5)(8)(9)         1999   212,000   238,000   133,322    13,457     7,200
   Senior Executive
   Vice President and
   Director Capital
   Markets of Advest, Inc.

George A. Boujoukos
   (5)(8)            1999   200,000   204,997         0     9,257     6,850
   Senior Executive  1998   200,000   275,000         0     1,741     7,550
   Vice President    1997   180,000   230,000         0     1,988     7,275
   and Director Capital
   Markets of Advest, Inc.

Martin M. Lilienthal
   (5)(8)            1999   152,500   183,998    26,235     7,200     7,200
   Executive Vice    1998   145,000   248,000    46,250       536     7,550
   President,        1997   130,000   225,000         0       737     6,750
   Treasurer and
   Chief Financial
   Officer

__________
(1) Includes the portion of pre-tax compensation invested in the Company's common stock and options by the executive officers at their election under the Advest Equity Plan. This program allows executive officers to invest up to 7.5% of their pre-tax compensation in units consisting of one share of common stock and one stock purchase option at a unit purchase price equal to the fair market value of the common stock. Option grants to executive officers under this program are made in January equal to share purchases during the preceding calendar year and are reflected in Securities Underlying Options for the fiscal year when received. The shares and options vest, respectively, three and five years after calendar year end and will be forfeited under certain circumstances if employment ends before vesting.

(2) Includes the value of Company shares purchased with a portion of incentive compensation for the named executive officers on a mandatory basis under the Key Professionals Equity Plan or, in the case of Mr. Giesea, under an employment agreement described below in note (9). Shares acquired under the Key Professionals Equity Plan were purchased at a 20% discount from fair market value and vest three years after grant. Shares acquired under Mr. Giesea's employment agreement were purchased at a 25% discount from fair market value and vest on 9/30/03. All such restricted shares will be forfeited under certain circumstances if employment ends before vesting.

(3) Includes direct and matching cash contributions made by the Company to 401(k) accounts of the executive officers through 9/30/99 and certain commissions earned by the executive officers.

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(4)   Mr. Weintraub is party to an employment agreement with the Company dated
2/14/91, restated as of 11/30/95, and amended as of 1/28/99, providing that for aggregate fees of $90,000 per year, upon request by the Board, for a 10-year period following 4/1/99 (the date Mr. Weintraub stepped down as Chief Executive Officer), Mr. Weintraub will provide services to the Company as director and employee consultant. Mr. Weintraub will also receive supplemental benefits each year during that 10-year period to the extent that payments under the above provisions, together with amounts attributable to social security income and Company contributions to the Advest Thrift Plan and its predecessors on his behalf, are less than $200,000.

(5) The named executive officer participates in the Company's Executive Post-Employment Income Plan, a non-qualified defined benefit plan covering certain senior executives designated by the Board. The plan is designed to provide those senior executives with income for 10 years after retirement equal to a target percentage of their final average compensation. Average compensation includes base pay and bonus (disregarding any bonus in excess of 50% of base compensation) and is measured over the highest three consecutive years during the 10 years prior to retirement. The target percentage is 1% for each year of service with the Company before 10/1/93 and 1.5% for each year of service after 10/1/93. The plan will provide supplemental benefits to reach the target percentage, after taking account of one-half of an assumed level of social security benefits and the annuity value of the senior executive's retirement plan accounts attributable to Company contributions and projected earnings. At 9/30/99, estimated annual benefits payable at normal retirement age to the named executive officers were as follows: Kurtz ($115,843); Branning ($144,365); Giesea ($56,700); Boujoukos ($32,513); and Lilienthal ($52,971).

(6) Mr. Kurtz is party to an employment agreement with the Company dated 10/1/97, amended as of 4/1/99, providing for continued employment as Chief Executive Officer through 9/30/04. The agreement provides that Mr. Kurtz' compensation will be set by the Human Resources Committee, but in no event will his base salary be less than his base salary on 10/1/97, nor will his share of payments under the Management Investment Plan be less than that of any participant.

(7) Mr. Branning's bonus for 1999 and salary for 1998 and 1997 includes net commissions on securities transactions of $60,000 for each year. Under agreements with the Company, Mr. Branning earned incentive compensation each year based upon profitability of the retail branch system or recruitment success, return on equity, and satisfaction of certain predetermined job goals.

(8) The named executive officer is party to an agreement with the Company dated 9/24/98 providing for severance payments of up to five year?s base salary and certain other benefits if the executive is terminated without cause following a change of control.

(9) Mr. Giesea was a party to an employment agreement with the Company during 1999 which provided for base salary of $212,000 and minimum incentive compensation of $338,000. Mr. Giesea was authorized and elected under this agreement to accept $100,000 of this incentive compensation in the form of restricted shares, as further described in note (2) above.

                       Option Grants in Last Fiscal Year

The following table summarizes option grants made during the fiscal year ended September 30, 1999 to the executive officers named in the Summary Compensation Table.

                                                              Potential
                                                           Realizable Value
                                                           at Assumed Annual
                                                            Rates of Stock
                                                          Price Appreciation
                          Individual Grants (1)           for Option Term (2)
                            %of Total
                             Options
                 Number of  Granted to
                Securities  Employees
                Underlying      in    Exercise
                   Options    Fiscal    Price   Expiration
    Name           Granted     Year   ($/Share)    Date        %5       10%
Allen Weintraub      1,391     0.56%    $20.06   12/31/05   $10,980   $25,449
Grant W. Kurtz       2,000     0.80      20.06   12/31/05    15,787    36,591
                    24,200     9.71      18.50    3/30/09   281,556   713,519
Harry H. Branning    1,598     0.64      20.06   12/31/05    12,614    29,236
                    16,100     6.46      18.50    3/30/09   187,317   474,696
John C. Giesea         457     0.18      18.50   12/31/05     2,875     6,523
                    13,000     5.21      18.50    3/30/09   151,249   383,295
George A. Boujoukos  1,693     0.68      20.06   12/31/05    13,363    30,974
                     7,200     2.89      18.50    3/30/09    83,769   212,286
Martin M. Lilienthal 7,200     2.89      18.50    3/30/09    83,769   212,286

__________
(1) All option grants were made under The Advest Group, Inc. 1993 Stock Option Plan, other than the grant of 457 shares to Mr. Giesea, which was made under the 1998 Advest Equity Plan. All grants were made with an exercise price equal to the closing price per share of the Company's Common Stock on the grant date. Grants expiring 12/31/05 become fully exercisable on 1/1/04. Grants expiring 3/30/09 become exercisable in equal quarters on 9/30/00, 9/30/01, 9/30/02 and 9/30/03. Option holders may use previously owned shares to pay all or part of the exercise price.

(2) The assumed annual appreciation is calculated from the grant date through the last date the option may be exercised. Any actual gains on options will depend on the future performance of the Common Stock and overall stock market conditions and may be more or less than the values shown.

             Option Exercises and Fiscal Year-End Values

The following table summarizes option exercises during the fiscal year ended September 30, 1999 by the executive officers named in the Summary Compensation Table and the value of their unexercised options at September 30, 1999. The value of unexercised in-the-money options is calculated by determining the difference between the exercise price of the options and the fair market value of the shares of Common Stock on September 30, 1999 ($18.25).

                                        Number
                                     Of Securities       Total Value
                                      Underlying        of Unexercised
                                   Unexercised Stock     in-the-Money
                                   Options at Fiscal   Stock Options at
                                       Year-End         Fiscal Year-End
                   Shares
                  Acquired
                     on     Value    Exer-   Unexer-    Exer-     Unexer-
   Name           Exercise Realized cisable  cisable   cisable    cisable
Allen Weintraub                     52,800   22,785   $602,400   $188,064
Grant W. Kurtz                      41,666   43,220    460,411    131,366
Harry H. Branning   4,333   40,367  11,333   25,896    128,830     68,033
John C. Giesea                       1,666   20,614     15,411     57,211
George A. Boujoukos                 11,500   17,363    128,875     56,151
Martin M. Lilienthal                16,500   12,076    190,125     37,593

Share Performance Chart
The following chart compares the value of $100 invested in the Company's Common Stock on September 30, 1994 during the five-year period through September 30, 1999, with a similar investment in the Standard and Poor's 500 Index or in a peer group consisting of six comparable regional securities firms. The chart assumes reinvestment of any dividends and peer group investment weighted by relative market capitalization at the beginning of each year.

[Graph]

                   Fiscal Year Ended September 30,
                       1994   1995   1996   1997   1998   1999
     Advest            $100   $178   $190   $516   $402   $364
     Peer Group         100    146    172    370    334    441
     S&P 500            100    130    156    219    239    306

Peer Group Companies:
Dain Rauscher Corporation           Morgan Keegan, Inc.
First Albany Companies, Inc.        Raymond James Financial, Inc.
Legg Mason, Inc.                    Stifel Financial Corp.

                           CERTAIN TRANSACTIONS

Several of the Company's subsidiaries, including Advest, Inc. and Advest Bank and Trust Company ("Advest Bank"), extend credit in the ordinary course of their business. Advest, Inc. is a registered broker-dealer and extends credit in connection with its customers' margin accounts under Regulation T of the Federal Reserve Board. Advest Bank is a Federally-chartered capital stock bank which, through November 30, 1999, made residential, consumer and commercial loans in the ordinary course of its business. Several directors and executive officers, nominees for director, and members of such persons' families and entities related to them, may have margin accounts with Advest, Inc. or have had loans from Advest Bank or both, which are, individually or in the aggregate, in excess of $60,000. In each case such loans have been made in the ordinary course of business of Advest, Inc. or Advest Bank, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, in January 1997, the Company made an unsecured loan of $100,000 to Mr. Giesea. This loan bears interest at an annual rate of 6.5% and provides for repayment of principal in five equal annual installments beginning on December 1, 1997. This repayment schedule was subsequently extended an additional year. Prior to December 1, 1997 the full amount, with accrued interest, remained outstanding. At the date of this Proxy Statement, $60,000 plus accrued interest from December 1, 1999 remained outstanding.

                                  PROPOSAL 2.
                            1999 STOCK OPTION PLAN

The Board of Directors on September 30, 1999, approved, subject to stockholder approval, and recommends to the stockholders for their approval, the adoption of the 1999 Stock Option Plan (the "Plan"). The following description is a summary of the Plan, A copy of the Plan is attached as Exhibit A.

Purpose. The purpose of the Plan is to advance the interests of the Company by providing certain employees of the Company and its subsidiaries with an additional incentive, encouraging stock ownership by such individuals, increasing their proprietary interest in the success of the Company and encouraging them to remain employees.

Shares Subject to Award. The aggregate number of shares of the Company's Common Stock which may be issued under the Plan is 300,000, subject to adjustment for stock dividends, stock splits, recapitalizations, mergers, consolidations and similar events. Such shares may be either authorized and unissued shares or treasury shares. If any options expire or terminate for any reason, in whole or in part without being exercised, the number of shares as to which such expired or terminated options shall not have been exercised may again become available for grant of options under the Plan. The closing price per share of the Common Stock as reported on the New York Stock Exchange on December 3, 1999 was $17.625.

Administration and Eligibility.   The Plan will be administered by the Human
Resources Committee of the Company's Board of Directors. The members of the Committee on the date of this document were Richard G. Dooley (Chairman), Sanford Cloud, Jr., Ronald E. Compton, William B. Ellis, Marne Obernauer, Jr., and Barbara L. Pearce. All option grants under the Plan are at the discretion of the Committee. Therefore, the size of grants to be received by any person under the Plan is not determinable. The individuals eligible to receive options will be employees of the Company or any of its subsidiaries as selected by the Committee. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Grant and Exercise.   Options granted under the Plan may be incentive stock
options ("ISOs") as defined in section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options ("NSOs"). While the dollar value of ISOs which can first become exercisable by any one person in any calendar year is restricted to $100,000, no such restriction applies to NSOs. In addition, no ISO may be granted to an employee if at the time of such grant, the employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, unless the option price is at least 110% of the fair market value of the shares subject to the ISO, and the ISO is not exercisable after the expiration of five years from the date of grant. Fair market value for purposes of the Plan is determined by the closing stock price of a Share as reported on the New York Stock Exchange on the prior business day, or if no such prices are available, the fair market value as determined by reasonable rules to be adopted by the Committee.

The exercise price of each option may not be less than the fair market value of the shares on the date the option is granted. The Committee may reduce the option price of any NSO at any time prior to its exercise; provided that the option price may not be less than the fair market value of the shares on the date the NSO is granted. The option price is payable at the time of exercise through one or both of the following methods: (1) cash or certified check, bank draft or postal or express money order, or cash withdrawal from an Advest, Inc. brokerage account; or (2) by the surrender of shares then owned by the optionee (or by the deemed surrender of such Shares under procedures established by the Committee). The period during which an ISO may be exercised may not exceed ten years from the date of grant. The period during which an NSO may be exercised is determined by the Committee. Each optionee is required to remain in the continuous employ of the Company or a subsidiary of the Company for six months from the date of grant of an option before the option becomes exercisable. The Committee may establish an additional period or periods during which all or a part of an option will not be exercisable. Subsequent to termination of employment with the Company or its subsidiaries, an optionee may exercise options only as follows: (1) in the case of termination by death or disability, for one year after termination with respect to options exercisable on the date of such termination; or (2) in the case of termination by reason of retirement, for three months after termination with respect to options exercisable on the date of such termination. No option may be exercised, however, after the expiration of its term.

Amendment and Termination. Unless sooner terminated by the Board of Directors, the Plan will continue in effect until November 30, 2004. The Board may from time to time suspend or discontinue the Plan, or revise or amend it in any respect whatsoever, except that any amendment requiring stockholder approval under sections 422 or 162 (m)(4)(C)(ii) of the Code may not be made without the approval of the stockholders.

Tax Withholding. Under the Plan, optionees have the opportunity to satisfy withholding tax obligations by electing to have the Company withhold from the shares otherwise issuable upon exercise that number of shares which would satisfy the withholding amount due or by delivering to the Company already owned shares. If the optionee is subject to Section 16 of the Securities Exchange Act of 1934, such election must comply with rule 16b-3.

Certain Federal Income Tax Effects. The following discussion of certain relevant Federal income tax effects applicable to options granted under the Plan is a brief summary only, and reference is made to the Code and the regulations and interpretations issued thereunder for a complete statement of all relevant Federal tax provisions.

In the case of an NSO, an employee generally will not be taxed upon the grant of such an option. Rather, at the time of exercise of such an NSO the employee will generally recognize ordinary income for Federal income tax purposes in an amount equal to the excess of the then fair market value of the shares purchased over the option price. The Company will generally be entitled to a tax deduction at the time when, and in the amount that, the employee recognizes ordinary income.

In the case of an ISO, an employee will generally be in receipt of taxable income upon the disposition of the shares acquired upon exercise of the ISO, rather than upon the grant of the ISO or upon its exercise. This income will be ordinary income or capital gain, depending upon when the shares are sold.
The Company will only be entitled to a tax deduction at a time when, and in the amount that, the employee recognized ordinary income. The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option price will be an item of tax adjustment for purposes of the alternative minimum tax imposed by section 55 of the Code. An employee who pays the option price upon exercise of an option, in whole or in part, by delivering shares already owned of the Company's Common Stock will generally not recognize gain or loss on the shares surrendered at the time of such delivery, except under certain circumstances relating to surrender of shares acquired through the exercise of ISOs. Rather, such gain or loss recognition will generally occur upon disposition of the shares acquired in substitution for the shares surrendered.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL 2.

                                  PROPOSAL 3.
                 2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

The Board of Directors on September 30, 1999, approved, subject to stockholder approval, and recommends to the stockholders for their approval, the adoption of 2000 Non-Employee Director Stock Option Plan (the "Plan"). The following description is a summary of the Plan. A copy of the Plan is attached as Exhibit B.

Purpose. The purpose of the Plan is to advance the interests of the Company by attracting and retaining the continued services of non-employee directors with the requisite qualifications and by encouraging such directors to secure or increase on reasonable terms their stock ownership in the Company. The Board believes that the granting of options (the "Options") under the Plan will promote continuity of management and increased personal interest in the welfare of the Company by those who are responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

Shares Subject to Options. The aggregate number of shares of the Company's Common Stock and/or treasury shares (the "Shares") that may be issued under the Plan is 100,000, subject to adjustment for stock dividends, stock splits, recapitalizations, mergers, consolidations, and similar events. If any Options expire or terminate for any reason without having been exercised in full, such unpurchased Shares will again be available for the grant of Options.

Administration. The Plan will be administered by the Human Resources Committee (the "Committee") which is appointed by the Board. At the date of this document, the members of the Committee were Richard G. Dooley (Chairman), Sanford Cloud, Jr., Ronald E. Compton, William B. Ellis, Marne Obernauer, Jr., and Barbara L. Pearce. The Committee has complete authority to interpret the Plan, and to make all determinations necessary for the administration of the Plan; however, the Committee has no discretion to determine the non-employee directors who will receive Options, the number of Shares subject to Options, the terms upon which, the times at which, or the periods within which Shares may be acquired, or the Options may be acquired and exercised. The expenses of the Plan are paid by the Company.

Eligibility. An Option may be granted only to members of the Board who are not otherwise employees of the Company or any of its subsidiaries on the date of grant and who have not within twelve months preceding the date of grant been eligible to receive options under any other stock option plan maintained by the Company (the "Participants").

Grant of Options and Option Price. Each individual who is a Participant on the date the Plan is approved by the stockholders (the "Effective Date") will automatically be granted an Option to purchase 2,500 Shares on that date. Directors who are newly elected to the Board after the Effective Date will receive an automatic grant of an Option to purchase 2,500 Shares on the date of such election. Each director who has previsouly been granted an Option will automatically be granted on the date of each annual meeting of stockholders of the Company subsequent to such grant an additional Option to purchase 2,500 Shares; provided, that such automatic grant will only be made if the director is a Participant on such date, and such automatic grant will be subject to pro rata reduction to the extent that the number of shares subject to future grant under the Plan is not sufficient to make the full automatic grants required to be made. The per-Share exercise price of an Option will in each case be the fair market value of a Share on the date of grant.

Exercise of Options. Options under the Plan are exercisable for a period of five years from the date of grant, however, no Option may be exercised until 30 months after the date of grant, at which time one-third of the Option grant will be exercisable. An additional one-third of the Option grant will become exercisable 42 months after the date of grant, and the remaining one-third will become exercisable 54 months after the date of grant. Participants must furnish a written notice of intent to exercise an Option. The exercise price will be payable in cash, or by certified check, bank draft, postal or express money order, cash withdrawal from an Advest, Inc. brokerage account and/or by the surrender of Shares then owned by the Participant (or by the deemed surrender of such Shares under procedures established by the Committee), or any combination thereof. No Option may be assigned or transferred except by will and/or by the laws of descent and distribution. During the life of any Participant, each Option granted to the Participant may be exercised only by the Participant, unless otherwise provided by the Committee.

Stockholder Rights.   A Participant entitled to Shares as a result of the
exercise of an Option shall not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of such exercise, except to the extent a stock certificate is issued for such Shares and then only from the date the certificate is issued.

Amendment and Duration. The Board may suspend or discontinue the Plan or revise it or amend it in any respect whatsoever. Unless sooner terminated by the Board, the Plan will remain in effect through the fourth annual meeting of the stockholders of the Company after the effective date. No Options may be granted after the termination of the Plan; however, such termination will not affect any Options previously granted.

Termination. If a Participant terminates service as a director as a result of voluntary resignation or failure to stand for reelection, any outstanding Option held by the Participant shall terminate on the date of the Participant's termination of service. If a Participant's service as a director is terminated by disability or death, the Participant, or the representative of the Participant's estate or his or her beneficiaries to whom the Option has been transferred, will have the right to exercise any outstanding Option until the date on which such Option would otherwise expire. If a Participant's service as Director is terminated for any other reason, any outstanding options shall immediately become exercisable and the Participant shall have the right to exercise any outstanding Option for a three month period following the termination of the Participant's service.

Federal Income Tax Consequences. Upon the exercise of an Option, an optionee will recognize ordinary compensation income in an amount equal to the excess over the Option price of the fair market value of the shares on the date of the exercise. Any gain or loss recognized by the optionee on the subsequent disposition of the stock will be capital gain or loss. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as an optionee is required to recognize ordinary compensation income as described above. To the extent that an optionee recognizes capital gains as described above, the Company will not be entitled to a deduction for federal income tax purposes.

New Plan Benefits. If the Plan is approved by the stockholders, each of the non-employee directors will automatically receive an Option to purchase 2,500 Shares on the date of such approval. No dollar value is assigned to these Options because their exercise price will be the fair market value of the Shares on the date of the grant. The closing price per share of the Common Stock as reported on the New York Stock Exchange on December 3, 1999 was $17.625. Each Participant will automatically be granted on the date of each subsequent annual meeting of stockholders an Option to purchase 2,500 additional Shares, provided the Participant is a director on that date, and such automatic grant will be subject to pro rata reduction to the extent that the number of Shares subject to future grants under the Plan is not sufficient to make the full automatic grants required to be made pursuant to the Plan on such date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL 3.

                                 PROPOSAL 4.
                             STOCKHOLDER PROPOSAL

The Company has been informed by Mr. John Jennings Crapo, Post Office Box 151, Porter Square, Cambridge, MA 02140-0002, the owner of 232 shares, that he plans to present a resolution at the meeting concerning charitable contributions by the Company. The Board of Directors and Management believe that adoption of this resolution is not in the best interests of the Company and recommends a vote AGAINST this resolution. An affirmative vote of a majority of the votes cast by holders entitled to vote at the meeting would be required for adoption of this resolution. The resolution and supporting statement, as submitted by Mr. Crapo, are as follows:

"Shareholder Proposal

Stockholders recommend that the Board of Directors of The Advest Group, Inc. (the "Group") publish in the proxy statement of each stockholder Annual Meeting an Appendix containing an item concerning the charitable donations program of the Group for the immediate past calendar year with the following information:

i. An explanation of at least five hundred words explaining the standards of the Group and procedures of said corporation governing it's donations to United States Internal Revenue Service approved private foundations to include standards for denial of such help.

ii. An enumeration of United States Internal Revenue Service ("IRS") qualifying charities and IRS approved foundations which our Group Board of Directors plans to help in the ensuing calendar year, included with each charity and foundation an elucidation of at least twenty-five works how it complied with the standards and procedures enunciated in i.

Supporting Statement:

A very brief summary of what shareholder said at shareholder meeting January 28, 1999, holden at The Court Room, Old State House, Hartford, CT, who'd hoped to ask prepared questions.

     The problems in shareholder's apartment too great. Shareholders when trying to sleep spends lots & lots of time worrying whether stockholder will be evicted. Rent check was submitted for February 1-28, 1999 last December but as of Jan 26, 1999 "Timothy & Titus Day" it hadn't been cashed & each time Shareholder checks to see if check has been cashed there is a charge. Shareholder lives in an attic, same one of 26 years, now, poorly ventilated, inadequate space, no steady surface on which to write. Shareholder has repeatedly been unsuccessful employing a lawyer/paralegals and isn't a lawyer/paralegal himself, and is his own secretary/clerical, and land-person has denied shareholder of access to many stockholder's records and other property, risking putting tenant in position of providing misleading information when tenant applies for government/charitable foundations' help.
     Shareholder worries about whether inadvertently committing fraud in order to obtain benefits.
     Supporting Statement of stockholder proposal introduced January 28, 1999 (Saint Thomas Aquinas Day) to Group Shareholders was briefer than wanted by proponent. Housing obstacles intruded in proponent presenting a more complete supporting statement & when Shareholder's PO BOX NUMBER was changed, Proponent took time to ask land-person if it was OK to use address of apartment building but land-person FAILED to reply.
     Please understand. Shareholder does usually daily walk by monuments extolling in Cambridge (MA) colonists from here who moved there over 360 years ago (to Hartford)."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL 4, FOR THE FOLLOWING REASONS:

The Company maintains an active program of charitable giving, supporting worthy organizations in the communities where we conduct business. The Company also encourages our employees to support financially and to volunteer their time to assist charitable organizations. However, we do not feel that the disclosure requested by the shareholder proponent would provide meaningful information or in any way serve the interests of our shareholders. The charitable donation program of the Company is a matter supervised by management, rather than the Board of Directors, and contributions are generally not determined sufficiently far in advance to permit the disclosure proposed. The proposal would require unnecessary and time consuming record keeping. In addition, the proposed disclosures might unnecessarily involve the Company in controversy. Because this proposal would not serve our objective of maximizing value to shareholders, we do not support and recommend a vote AGAINST this proposal.

                STOCKHOLDER PROPOSALS FOR FUTURE MEETINGS

Under Rule 14a-8(e) of the Securities and Exchange Commission, shareholder proposals intended for inclusion in next year?s proxy statement must be directed to the Company?s Secretary at 90 State House Square, Hartford, CT 06103, and must be received by August 24, 2000. Under SEC Rule 14a-4(c)(1), any shareholder proposal for next year?s annual meeting submitted after November 7, 2000 will not be considered filed on a timely basis with the Company. For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and the proponent does not issue a proxy statement.

                        RELATIONSHIP WITH AUDITORS

The Board of Directors has selected the firm of PricewaterhouseCoopers L.L.C., independent public accountants, as the independent auditors of the Company for the fiscal year ending September 30, 2000. It is expected that representatives of PricewaterhouseCoopers L.L.C. will be present at the Annual Meeting of Stockholders where they will each have opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

OTHER MATTERS
The Board of Directors knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before such meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment on such matters.


                                     /s/ Lee G. Kuckro


                                     Lee G. Kuckro
                                     Secretary
                                     December 22, 1999

                                                             EXHIBIT A

                        THE ADVEST GROUP, INC.
                        1999 STOCK OPTION PLAN


I.  GENERAL

1. Purpose. This 1999 Stock Option Plan (the "Plan") of The Advest Group, Inc. (the "Company") is intended to advance the interests of the Company by providing certain employees of the Company Group with an additional incentive, encouraging stock ownership by such individuals, increasing their proprietary interest in the success of the Company and encouraging them to remain employees of the Company Group.

2. Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

(a)  "Act" means the Securities Exchange Act of 1934, as amended.

(b)  "Board" means the Board of Directors of the Company.

(c) "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

(d) "Committee" means the Human Resources Committee appointed by the Board to administer this Plan pursuant to Section 3 hereof.

(e) "Company Group" means the Company, a parent corporation or subsidiary corporation of the Company, or a corporation, or a parent corporation or subsidiary corporation of such corporation, issuing or assuming an Option in a transaction of the type described in Section 424(a) of the Code. The terms "parent corporation" and "subsidiary corporation" shall have the meanings assigned to such terms by Section 424 of the Code.

(f) "Disability" means a permanent and total disability as defined in Section 422(c)(6) of the Code.

(g) "Fair Market Value" means on any date the closing stock price of a Share as reported on the New York Stock Exchange on the business day immediately prior to such date, or if no such prices are available, the fair market value as determined by reasonable rules to be adopted by the Committee.

(h) "Incentive Stock Option" means an Option granted pursuant to the Incentive Stock Option provisions as set forth in Part II of this Plan.

(i) "Nonqualified Stock Option" means an Option granted pursuant to the Nonqualified Stock Option provisions as set forth in Part III of this Plan.

(j)  "Option" means an option to purchase shares under this Plan.

(k) "Participant" means an individual to whom an Option is granted under this Plan.

(l)  "Shares" means shares of the Company's common stock, $.01 par value.

3. Administration. This Plan shall be administered by a Human Resources Committee consisting of at least two persons, the composition of which shall meet the requirements of Rule 16b-3 under the Act and each member of which shall be an "outside director", as defined in Treasury Regulations 1.162-27(e)(3), or any successor regulation. The Board, at its pleasure, may remove members from or add members to the Committee. A majority of Committee members shall constitute a quorum of members, and the actions of the majority shall be final and binding on the whole Committee.

In addition to the other powers granted to the Committee under this Plan, the Committee shall have the power, subject to the terms of this Plan: (i) to determine which of the eligible individuals shall be granted Options; (ii) to determine the time or times when Options shall be granted and to determine the number of Shares subject to each Option; (iii) to accelerate or extend (except for Incentive Stock Options) the date on which a previously granted Option may be exercised; (iv) to prescribe the form of certificate evidencing Options granted pursuant to this Plan; and (v) to construe and interpret this Plan and the certificates evidencing Options granted pursuant to this Plan, and to make all other determinations and take all other actions necessary or advisable for the administration of this Plan.

4. Eligibility. The individuals who shall be eligible to receive Options shall be such employees employed by a member of the Company Group as shall be selected by the Committee. Participants chosen to participate under this Plan may be granted an Incentive Stock Option, a Nonqualified Stock Option, or any combination thereof. No employee may be granted options for more than 75,000 Shares in any calendar year.

5. Shares Subject to This Plan. The Shares subject to Options shall be either authorized and unissued Shares or treasury Shares. The aggregate number of Shares which may be issued pursuant to this Plan shall be 300,000. If an Option shall expire and terminate for any reason, in whole or in part, without being exercised, the number of Shares as to which such expired or terminated Option shall not have been exercised may again become available for the grant of Options.

6. No Tandem Options. There shall be no terms and conditions under an Option which provide that the exercise of an Incentive Stock Option reduces the number of Shares for which a Nonqualified Stock Option may be exercised; and there shall be no terms and conditions under an Option which provide that the exercise of a Nonqualified Stock Option reduces the number of Shares for which an Incentive Stock Option may be exercised.

II.  INCENTIVE STOCK OPTION PROVISIONS

1. Grant of Incentive Stock Options. Subject to the provisions of this Part II, the Committee shall from time to time determine those individuals eligible pursuant to Section 4 of Part I to whom Incentive Stock Options shall be granted and the number of Shares subject to, and terms and conditions of, such Options. The aggregate Fair Market Value (determined as of the date of grant) of shares with respect to which incentive stock options (as defined in Section 422 of the Code) are exercisable for the first time by an individual in a calendar year (under all plans of the Company Group) shall not exceed $100,000. Anything herein to the contrary notwithstanding, no Incentive Stock

Option shall be granted to an employee if, at the time the Incentive Stock Option is granted, such employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of any member of the Company Group unless the option price is at least 110% of the Fair Market Value of the Shares subject to the Incentive Stock Option at the time the Incentive Stock Option is granted and the Incentive Stock Option is not exercisable after the expiration of five (5) years from the date the Incentive Stock Option is granted.

2. Terms and Conditions of Incentive Stock Options. Each Incentive Stock Option shall be evidenced by an option certificate or notification (which may be delivered by electronic means) which shall be in such form as the Committee shall from time to time approve, and which shall comply with and be subject to the following terms and conditions:

(a) Number of Shares. Each Incentive Stock Option certificate shall state the number of shares covered by the certificate.

(b) Option Price and Method of Payment. The Option price of each Incentive Stock Option shall be no less than the Fair Market Value of the Shares on the date the Incentive Stock Option is granted. The option price shall be payable on exercise of the Option (i) in cash or by certified check, bank draft or postal or express money order, order, or cash transfer from an Advest, Inc. brokerage account, (ii) by the surrender of Shares then owned by the Participant (or by the deemed surrender of such Shares pursuant to procedures established by the Committee), or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this Section 2(b). Shares so surrendered (or deemed surrendered) in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise.

(c)  Option Period.

     (i) General. The period during which an Incentive Stock Option shall be exercisable shall not exceed ten (10) years from the date such Incentive Stock Option is granted; provided, however, that such Option may be sooner terminated in accordance with the provisions of this Section 2(c). Each Participant must remain within the continuous employ of one of more members of the Company Group for six months from the date of grant of an Option before the right to exercise any part of such Option will accrue. Subject to the foregoing, the Committee may establish a period or periods with respect to all or any part of the Incentive Stock Option during which such Option may not be exercised and at the time of a subsequent grant of an Incentive Stock Option or at such other time as the Committee may determine accelerate the right of the Participant to exercise all or any part of the Incentive Stock Option not then exercisable. The number of Shares which may be purchased at any one time shall be any number up to the total number at the time purchasable under the Incentive Stock Option.

     (ii) Termination of Employment. If the Participant ceases to be an employee of any member of the Company Group for any reason other than retirement, Disability or death, any then outstanding Incentive Stock Option held by the Participant shall terminate immediately.

     (iii) Retirement. If a Participant's employment is terminated by reason of retirement, any then outstanding Incentive Stock Option shall terminate on the earlier of the date on which such Option would otherwise expire or three (3) months after such termination of employment, and such Option shall be exercisable, prior to its termination, to the extent it was exercisable as of the date of termination of employment.

     (iv) Disability. If a Participant's employment is terminated by reason of Disability, any then outstanding Incentive Stock Option held by the Participant shall terminate on the earlier of the date on which such Option would otherwise expire or one (1) year after such termination of employment, and such Option shall be exercisable, prior to its termination, to the extent it was exercisable as of the date of termination of employment.

     (v) Death. If a Participant's employment is terminated by death, the representative of the Participant's estate or beneficiaries thereof to whom the Option has been transferred shall have the right during the one (1) year period following the date of the Participant's death to exercise any then outstanding Incentive Stock Options in whole or in part. The number of Shares in respect of which an Incentive Stock Option may be exercised after a Participant's death shall be the number of Shares in respect of which such Option could be exercised as of the date of the Participant's death. In no event may the period for exercising an Incentive Stock Option extend beyond the date on which such Option would otherwise expire.

(d) Non-transferability. An Incentive Stock Option shall not be transferable or assignable by the Participant other than by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant.

(e) Separate Certificates. Nonqualified Options may not be granted in the same certificate as an Incentive Stock Option.

III.  NONQUALIFIED STOCK OPTION PROVISIONS

1. Grant of Nonqualified Stock Options. Subject to the provisions of this Part III, the Committee shall from time to time determine those individuals eligible pursuant to Section 4 of Part I to whom Nonqualified Stock Options shall be granted and the number of Shares subject to, and terms and conditions of, such Options.

2. Terms and Conditions of Nonqualified Stock Options. Each Nonqualified Stock Option shall be evidenced by an option certificate or notification (which may be delivered by electronic means) which shall be in such form as the Committee shall from time to time approve, and which shall comply with and be subject to the following terms and conditions:

(a) Number of Shares. Each Nonqualified Stock Option certificate shall state the number of Shares covered by the certificate.

(b) Option Price and Method of Payment. The option price of each Nonqualified Stock Option shall be such price as the Committee, in its discretion, shall establish, and the Committee may, in its discretion, reduce the option price of such Option at any time prior to the exercise of the Option; provided however, that the option price may not be less than the Fair Market Value of the Shares on the date the Nonqualified Stock Option is granted. The option price shall be payable on exercise of the Option (i) in cash or by certified check, bank draft or postal or express money order, or cash transfer from an Advest, Inc. brokerage account, (ii) by the surrender of Shares then owned by the Participant (or by the deemed surrender of such Shares pursuant to procedures established by the Committee), or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this Section 2(b). Shares so surrendered (or deemed surrendered) in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise.

(c)  Option Period.

     (i) General. The period during which a Nonqualified Stock Option shall be exercisable shall be determined by the Committee; provided, however, that such Option may be sooner terminated in accordance with the provisions of this
Section 2(c). Each Participant must remain within the continuous employ of one of more members of the Company Group for six months from the date of grant of an Option before the right to exercise any part of such Option will accrue.
Subject to the foregoing, the Committee may establish a period or periods with respect to all or any part of the Nonqualified Stock Option during which such Option may not be exercised and at the time of a subsequent grant of a Nonqualified Stock Option or at such other time as the Committee may determine accelerate the right of the Participant to exercise all or any part of the Nonqualified Stock Option not then exercisable. The number of Shares which may be purchased at any one time shall be any number up to the total number at the time purchasable under the Nonqualified Stock Option.

     (ii) Termination of Employment. If the Participant ceases to be an employee of any member of the Company Group for any reason other than retirement, Disability or death, any outstanding Nonqualified Stock Option held by the Participant shall terminate immediately.

     (iii) Retirement. If a Participant's employment is terminated by reason of retirement, any then outstanding Nonqualified Stock Option shall terminate on the earlier of the date on which such Option would otherwise expire or three (3) months after such termination of employment, and such Option shall be exercisable, prior to its termination, to the extent it was exercisable as of the date of termination of employment.

     (iv) Disability. If a Participant's employment is terminated by Disability, any then outstanding Nonqualified Stock Option held by the Participant shall terminate on the earlier of the date on which such Option would otherwise expire or one (1) year after such termination, and such Option shall be exercisable, prior to its termination, to the extent it was exercisable as of the date of termination.

     (v) Death. If a Participant's employment is terminated by death, the representative of the Participant's estate or beneficiaries thereof to whom the Option has been transferred shall have the right during the one (1) year period following the date of the Participant's death to exercise any then outstanding Nonqualified Stock Options in whole or in part. The number of Shares in respect to which a Nonqualified Stock Option may be exercised after a Participant's death shall be the number of Shares in respect of which such Option could be exercised as of the date of the Participant's death. In no event may the period for exercising a Nonqualified Stock Option extend beyond the date on which such Option would otherwise expire.

(d) Non-transferability. A Nonqualified Stock Option shall not be transferable or assignable by the Participant other than by will or the laws of descent and distribution, and shall be exercisable during the Participant's lifetime only by the Participant, except as otherwise provided by the Committee.

IV.  MISCELLANEOUS

1. Effective Date. This Plan shall become effective on December 1, 1999 (the "Effective Date"), provided, however, that if the Plan is not approved by the stockholders of the Company prior to the expiration of the one year period commencing on the Effective Date, this Plan and all Options granted hereunder shall be null and void and shall be of no effect.

2. Duration of Program. Unless sooner terminated, the Plan shall remain in effect for a period of five years after the Effective Date and shall thereafter terminate. No Incentive Stock Options or Nonqualified Stock Options may be granted after the termination of this Plan; provided however, that except as otherwise provided in Section 1 of this Part IV, termination of the Plan shall not affect any Options previously granted, which such Options shall remain in effect until exercised, surrendered or cancelled, or until they have expired, all in accordance with their terms.

3. Changes in Capital Structure, etc. In the event of changes in the outstanding common shares of the Company by reasons of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchange of shares, separations, reorganizations, or liquidations, the number of Shares available under the Plan in the aggregate and the maximum number of Shares as to which Options may be granted to any Participant shall be correspondingly adjusted by the Committee. In addition, the Committee shall make appropriate adjustments in the number of Shares as to which outstanding Options, or portions thereof then unexercised, shall relate, to the end that the Participant's proportionate interest shall be maintained as before the occurrence of such events; such adjustment shall be made without change in the total price applicable to the unexercised portion of Options and with a corresponding adjustment in the option price per Share.

In addition, if the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the Board of Directors of any entity assuming the obligations of the Company hereunder, shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options the consideration payable with respect to the outstanding Shares in connection with the Acquisition, or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

4. Substitution Options. Options may be granted under this Plan from time to time in substitution for either non-qualified or "incentive stock options" held by employees of other corporations who are about to become employees of the Company as the result of a merger or consolidation of the employing corporation with the Company, or the acquisition by the Company of the assets of the employing corporation, or the acquisition by the Company of stock of the employing corporation as the result of which it becomes a subsidiary of the Company. The terms and conditions of the substitute Options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board or Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the non-qualified or incentive stock options in substitution for which they are granted.

5. Rights as Stockholder. A Participant entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

6.  Expenses.  The expenses of this Plan shall be paid by the Company.

7. Withholding. Any person exercising an Option shall be required to pay to the appropriate member of the Company Group the amount of any taxes such member is required by law to withhold with respect to the exercise of such Option.
Such payment shall be due on the date such member is required by law to withhold such taxes. Such payment may also be made, in whole or in part, at the election of the optionee by the surrender of Shares then owned by the optionee, or the withholding of Shares otherwise to be issued to the optionee on exercise, in an amount that would satisfy the withholding amount due. Any election so made by optionees subject to Section 16(b) of the Act shall be in accordance with the requirements of Rule 16b-3 and any interpretations thereof of the Securities and Exchange Commission. The value of such Shares withheld or delivered shall be equal to the Fair Market Value of such Shares on the date of exercise. In the event that such payment is not made when due, the Company shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person from any member of the Company Group, all or part of the amount required to be withheld.

8. Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares to be delivered pursuant to the exercise of an Option, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws and regulations of governmental authority. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law or regulation. The Committee may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws and regulations, that the Participant make such covenants, agreements and representations as the Committee, in its sole discretion, deems necessary or desirable.

9. Application of Funds. Any cash proceeds received by the Company from the sale of Shares pursuant to Options will be used for general corporate purposes.

10. Amendment of the Plan. The Board may from time to time suspend or discontinue this Plan or revise or amend it in any respect whatsoever, except that any amendment requiring stockholder approval under Section 422 of the Code or Section 162(m)(4)(C)(ii) of the Code shall not be made without approval of the stockholders. No such suspension, discontinuance, revision or amendment shall in any manner affect any grant theretofore made without the consent of the Participant or the transferee of the Participant, unless necessary to comply with applicable law.

                                                                EXHIBIT B
                         THE ADVEST GROUP, INC.
              2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

1. Purpose. The purpose of this 2000 Non-Employee Director Stock Option Plan (the "Plan") is to attract and retain the continued services of non-employee directors of The Advest Group, Inc. (the "Company") with the requisite qualifications and to encourage such directors to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors of the Company (the "Board") believes that the granting of options (the "Options") under the Plan will promote continuity of management and increased personal interest in the welfare of the Company by those who are responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

2. Effective Date of the Plan. The Plan shall become effective upon its approval by the stockholders of the Company (the "Effective Date").

3. Stock Subject to Plan. 100,000 in the aggregate of the authorized but unissued shares of the Company's common stock, $.01 par value per share (the "Shares") and/or treasury shares shall be reserved for issuance upon the exercise of Options. If any Options expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the grant of Options.

4.  Administration.   The Plan shall be administered by the Committee referred
to in Section 5 hereof. Subject to the provisions of the Plan, the Committee shall have complete authority in its discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion to determine the non-employee directors who will receive Options, the number of Shares subject to Options, the terms upon which, the times at which or the periods within which Shares may be acquired or the Options may be acquired and exercised.

5. Committee. This Plan shall be administered by a Human Resources Committee (the "Committee"), the composition of which shall meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). The Board, at its pleasure, may remove members from or add members to the Committee. A majority of Committee members shall constitute a quorum of members, and the actions of the majority shall be final and binding on the whole Committee.

6.  Eligibility.   An Option may be granted only to members of the Board who are not otherwise employees of the Company or any of its subsidiaries on the date of grant and who have not within 12 months preceding the date of grant been eligible to receive options under any other stock option plan maintained by the Company (the "Participants").

7.  Grant of Options and Option Price.

(a) Participants on the Effective Date. Each individual who is a Participant on the Effective Date shall automatically be granted on the Effective Date an Option to purchase 2,500 Shares.

(b) Future Participants. Directors who are newly elected to the Board after the Effective Date shall receive an automatic grant of an Option to purchase 2,500 Shares on the date of such election (or, if elected after August 1 of a calendar year on the date of the annual meeting of the stockholders of the Company immediately following such election); provided, that such automatic grant shall only be made if the director is a participant on such date, and such automatic grant shall be subject to pro rata reduction to the extent that the number of Shares subject to future grant under the Plan is not sufficient to make the full automatic grants required to be made pursuant to the Plan on such date.

(c) Additional Grants. Each director who has previously been granted an Option shall automatically be granted on the date of each annual meeting of the stockholders of the Company subsequent to such grant an additional Option to purchase 2,500 Shares; provided, that such automatic grant shall only be made if the director is a Participant on such date, and such automatic grant shall be subject to pro rata reduction to the extent that the number of Shares subject to future grant under the Plan is not sufficient to make the full automatic grants required to be made pursuant to the Plan on such date.

(d) Price. The initial per Share price to be paid by a Participant upon the exercise of an Option shall be equal to the fair market value of a Share on the date of grant. For the purposes hereof, the fair market value of a Share on any date shall be the closing stock price of a Share as reported on the New York Stock Exchange on the business day immediately prior to such date, or if no such prices are available, the fair market value as determined by reasonable rules to be adopted by the Committee.

(e) Option Certificates. Each Option grant shall be evidenced by an option certificate or notification (which may be delivered by electronic means) which shall be in such form as the Committee shall from time to time approve,

8.  Option Period.   Participants shall be granted Options which are exercisable for a period of 5 years from the date of the granting thereof. Notwithstanding the foregoing, no Option granted under this Plan shall be exercisable until 30 months after the grant thereof, at which point 1/3 of such Option shall become exercisable. An additional 1/3 of such Option shall become exercisable 42 months after the grant thereof and the remaining 1/3 of such Option shall become exercisable 54 months after the grant thereof.

9. Exercise of Option. Subject to Section 8, an Option may be exercised in whole or in part at any time after the date it is granted and only by a written notice of intent to exercise the Option with respect to a specified number of Shares and payment to the Company (i) in cash or by certified check, bank draft or postal or express money order, or transfer from an Advest, Inc. brokerage account, (ii) by the surrender of Shares then owned by the Participant (or by the deemed surrender of such Shares pursuant to procedures established by the Committee), or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this Section 9, of the amount of the Option exercise price for the number of Shares with respect to which the Option is then exercised. The number of Shares which may be purchased at any one time shall be any number up to the total number at the time purchasable under the Option.

10.  Transferability.   No Option shall be assignable or transferable except by
will and/or by the laws of descent and distribution and, during the life of any Participant, each Option granted to the Participant may be exercised only by the Participant, unless otherwise provided by the Committee.

11.  Ceasing to be a Director.

(a) Termination. If a Participant terminates service as a director for any reason other than those set forth in clause (b) below, any outstanding Option held by the Participant shall terminate on the date of such termination.

(b) Disability, Death or Other Departures. If a Participant's service as a director is terminated by disability (which condition constitutes total disability under the federal Social Security Acts) or death, the Participant or the representative of the Participant's estate or beneficiaries thereof to whom the Option has been transferred shall have the right to exercise any outstanding Option until the date on which such Option would otherwise expire. If a Participant's service as Director is terminated for any other reason, other than voluntary resignation or failure to stand for reelection, any outstanding options shall immediately become exercisable and the Participant shall have the right to exercise any outstanding Option for a three month period following the termination of the Participant's service.

12. Duration of Plan. Unless sooner terminated, the Plan shall remain in effect through the fourth annual meeting of stockholders of the Company after the Effective Date and shall thereafter terminate. No Options may be granted after the termination of this Plan; provided, however, that termination of the Plan shall not affect any Options previously granted, which Options shall remain in effect until exercised, surrendered or cancelled, or until they have expired, all in accordance with their terms.

13. Changes in Capital Structure, etc. In the event of changes in the outstanding common stock of the Company by reasons of stock dividends, stock splits, recapitalizations, mergers, consolidations, combination or exchange of shares, separations, reorganizations, or liquidations, the number of Shares available under the Plan in the aggregate and the number of Shares as to which Options may be granted to any Participant shall be correspondingly adjusted by the Committee. In addition, the Committee shall make appropriate adjustments in the number of Shares as to which outstanding Options, or portions thereof then unexercised, shall relate, to the end that the Participant's appropriate interest shall be maintained as before the occurrence of such event; such adjustment shall be made without change in the total price applicable to the unexercised portion of Options and with a corresponding adjustment in the option price per Share.

In addition, if the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the Board of Directors of any entity assuming the obligations of the Company hereunder, shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options the consideration payable with respect to the outstanding Shares in connection with the Acquisition, or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the Shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

14. Rights as Shareholder. A Participant entitled to Shares as a result of the exercise of an option shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

15.  Expenses.  The expenses of this Plan shall be paid by the Company.

16. Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares to be delivered pursuant to the exercise of an Option, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws and regulations of governmental authority. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law or regulation. The Committee may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws and regulations, that the Participant make such covenants, agreements and representations as the Committee, in its sole discretion, deems necessary or desirable.

17. Application of Funds. Any cash proceeds received by the Company from the sale of Shares pursuant to options will be used for general corporate purposes.

18. Amendment of the Plan. The Board may from time to time suspend or discontinue this Plan or revise or amend it in any respect whatsoever. No such suspension, discontinuance, revision or amendment shall in any manner affect any grant theretofore made without the consent of the Participant or the transferee of the Participant, unless necessary to comply with applicable law.

DETACH HERE
PROXY                                                            PROXY

                        THE ADVEST GROUP, INC.
            90 State House Square, Hartford, Connecticut 06103
         PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                          JANUARY 27, 2000

The undersigned stockholder of The Advest Group, Inc. hereby appoints Grant W. Kurtz, Lee G. Kuckro and David A. Horowitz or any of them, attorneys, and proxies for the undersigned, with power of substitution to act for and to vote, as designated below, with the same force and effect as the undersigned, all shares of the Company's Common Stock standing in the name of the undersigned at the Annual Meeting of Stockholders of The Advest Group, Inc. to be held at The Court Room of the Old State House, 800 Main Street, Hartford, Connecticut on January 27, 2000 at 10:30 a.m. and any adjournments thereof:

                            DETACH HERE
/   X  /      Please mark votes as in this example.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL GRANT AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.

1.  Election of four directors
    Nominees:   Sanford Cloud, Jr.   Grant W. Kurtz      Barbara L. Pearce
                Allen Weintraub.
[ ] FOR       [ ] WITHHELD
[ ]  _________________________________________________________________
     For all nominees except as noted above

THE BOARD OF DIRECTORS RECOMMENDS A VOTE F0R THE FOLLOWING PROPOSALS 2 AND 3:

2.  Adoption of the 1999 Stock Option Plan
[ ] FOR        [ ] AGAINST          [ ] ABSTAIN

3.  Adoption of the 2000 Non-Employee Director Stock Option Plan
[ ] FOR        [ ] AGAINST          [ ] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL 4:

4. Stockholder proposal to require Proxy Statement disclosure of charitable giving.
[ ] FOR        [ ] AGAINST          [ ] ABSTAIN

5. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [ ]

The undersigned hereby acknowledges receipt of notice of said meeting and the related Proxy Statement.

Please mark, date and sign exactly as name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. Executors, administrators, trustees, etc. should give full title as such.

If the stockholder giving this proxy attends the Meeting they may vote in person in lieu of having their proxy voted.

Please sign and return promptly in the enclosed envelope which requires no postage if mailed in the U.S.A.

Signature: ____________________ Date: _____________________

Signature: ____________________ Date: _____________________


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